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                                                                  EXHIBIT (d)(2)

                             SUB-ADVISORY AGREEMENT

         THIS AGREEMENT is made as of August 1, 2001, between Lindner Asset Management, Inc., a Michigan corporation ("LAMI" or the "Adviser"), and CastleArk Management, LLC, an Illinois limited liability company ("CastleArk" or the "Sub-Adviser").

         WHEREAS, the Adviser has entered into an Investment Management Agreement, dated as of August 1, 2001 (the "Management Agreement"), with Lindner Investments (the "Trust"), a Massachusetts business trust and a diversified, open-end management investment company registered under the Investment Company Act of 1940 (the 1940 Act), pursuant to which LAMI acts as Adviser of the Trust's separate series of shares of beneficial interest one of which is the Lindner Large-Cap Growth Fund (the "Fund"); and

         WHEREAS, LAMI desires to retain the Sub-Adviser to provide investment advisory services to the Fund and to manage such portion of the Fund as the Adviser shall from time to time direct, and the Sub-Adviser is willing to render such investment advisory services;

         NOW, THEREFORE, the Parties agree as follows:

         1. Subject to the supervision of the Adviser and the Board of Trustees of the Trust, the Sub-Adviser shall manage such portion of the investment operations of the Fund as the Adviser shall direct and shall manage the composition of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), and subject to the following understandings:

                  (a) The Sub-Adviser shall provide supervision of such portion of the Fund's investments as the Adviser shall direct and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

                  (b) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Declaration of Trust, By-Laws and Prospectus of the Fund and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust, co-operate with the Adviser's (or its designee's) personnel responsible for monitoring the Fund's compliance, and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations. In connection therewith, the Sub-Adviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission.


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                  (c) The Sub-Adviser shall determine the securities to be
         purchased or sold by such portion of the Fund, and will place orders with or through such persons, brokers or dealers (including but not limited to any broker or dealer affiliated with the Sub-Adviser) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board of Trustees may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser's other clients may be a party. It is understood that any broker or dealer affiliated with the Sub-Adviser may be used as principal broker for securities transactions, but that no formula has been adopted for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients.

                  On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligations to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

                  (d) The Sub-Adviser shall maintain all books and records with respect to the Fund's portfolio transactions required by subparagraphs
         (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Sub-Adviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.


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                  (e) The Sub-Adviser shall provide the Fund's Custodian on each business day with information relating to all transactions concerning the portion of the Fund's assets it manages, and shall provide the Adviser with such information upon request of the Adviser.

                  (f) The investment management services provided by the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others. Conversely, the Sub-Adviser and Adviser understand and agree that if the Adviser manages the Fund in a "manager-of-managers" style, the Adviser will, among other things, (i) continually evaluate the performance of the Sub-Adviser to the Fund through quantitative and qualitative analysis and consultations with the Sub-Adviser, (ii) periodically make recommendations to the Trust's Board of Trustees as to whether the contract with the Sub-Adviser should be renewed, modified, or terminated and (iii) periodically report to the Trust's Board of Trustees regarding the results of its evaluation and monitoring functions. The Sub-Adviser recognizes that its services may be terminated or modified pursuant to this process.

         2. The Sub-Adviser may authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

         3. The Sub-Adviser shall keep the Fund's books and records required to be maintained by the Sub-Adviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services hereunder needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records which it maintains for the Fund are the property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund's request, provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

         4. The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 (the "Advisers Act") and other applicable state and federal regulations.

         5. The Sub-Adviser shall furnish to the Adviser copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Adviser may reasonably request.

         6. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.


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         7. For the services provided and the expenses assumed pursuant to this
Agreement, the Adviser shall pay the Sub-Adviser as full compensation therefor, a fee equal to 50% of the monthly management fee paid to the Adviser.

         8. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

         9. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Adviser or the Sub-Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

         10. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, officers or employees who may also be a Trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         11. During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Adviser in any way, prior to use thereof and not to use material if the Sub-Adviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Sub-Adviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

         12. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

         13. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Acts.

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In addition, where the effect of a requirement of the 1940 Act or the Advisers
Act reflected in any provision of the Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designed below as of the day and year first above written.

                                           LINDNER ASSET MANAGEMENT, INC.


                                           By: _______________________________
                                               Doug T. Valassis
                                               Chairman


                                           CASTLEARK MANAGEMENT, LLC


                                           By: _______________________________
                                               Jerome A. Castellini



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